EXHIBIT 3.1



                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                               FORMICA CORPORATION
                            (A Delaware Corporation)

     FORMICA CORPORATION, a corporation organized and existing under the laws of the State of Delaware (hereinafter called the "Corporation"), hereby certifies as follows:

     1. The name of the Corporation is FORMICA CORPORATION, that the Corporation was initially incorporated under the name of I R C FIBERS CO. and that the date of filing of its original Certificate of Incorporation with the Secretary of State of Delaware was December 8, 1969;

     2. The Board of Directors of the Corporation has duly adopted this amendment and restatement of the Corporation of Incorporation in accordance with the provisions of Sections 242 and 245 of the Delaware General Corporation Law;

     3. The stockholders of the Corporation have duly adopted this amendment and restatement of the Certificate of Incorporation in accordance with the provisions of Sections 228, 242 and 245 of the Delaware General Corporation Law;

     4. Upon the effectiveness of this amendment and restatement of the Certificate of Incorporation, and without any further act of the Corporation or the holders of any of its capital stock, (i) each share of Class A Common Stock shall be converted into a share of Common Stock, par value $.0l per share, of the Corporation having the rights, privileges, powers and preferences set forth in Article FOURTH of the Certificate of Incorporation, as so amended and restated and (ii) each share of Class B Common Stock and Class C Common Stock shall be converted into a share of Class B Common Stock, par value $.01 per share, of the Corporation having the rights, privileges, powers and preferences set forth in Article FOURTH of the Certificate of Incorporation as so amended and restated;
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     5. The text of the Restated Certificate of Incorporation is hereby amended and restated to read as herein set forth in full:

     FIRST: Name. The name of the Corporation is FORMICA CORPORATION.

     SECOND: Delaware Office and Registered Agent. The address of the Corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

     THIRD: Purpose. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

     FOURTH: Capitalization. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 46,200,000 shares, consisting of (a) 200,000 shares of Preferred Stock, par value $100.00 per share (the "Preferred Stock") and (b) 46,000,000 shares of Common Stock, par value $.0l per share, of which 40,000,000 shares shall be Common Stock (the "Common Stock") and 6,000,000 shares shall be Class B Common Stock (the "Class B Common Stock"). All cross references in each Part of this Article FOURTH refer to other paragraphs in such Part unless otherwise indicated, and terms defined in any Part of this Article FOURTH shall have the meaning therein given only when used within such Part or when used together with specific reference to such meaning.

     The following is a statement of the powers, designations, preferences and rights, and the qualifications, limitations and restrictions thereof, of each class of stock of the Corporation:

                                    PART I
                                Preferred Stock

     1. Rights. All shares of Preferred Stock shall be identical with each other in all respects. The Preferred Stock shall rank senior to all other classes of capital stock of the Corporation as to dividends and upon the liquidation, dissolution and winding up of the Corporation.

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     2. Dividends. The holders of record of shares of Preferred Stock shall be entitled to receive cumulative preferential cash dividends when and as declared by the Board of Directors at the following annual rates of the liquidation value of each share of Preferred Stock, and no more:

                         7% during the period commencing
                         May 30, 1985 and ending
                         July 15, 1986;

                         8% during the period commencing
                         July 16, 1986 and ending
                         July 15, 1987;

                         9% during the period commencing
                         July 16, 1987 and ending
                         July 15, 1988;

                         10% thereafter.

     Dividends on shares of Preferred Stock when and as so declared shall be payable quarterly on January 15, April 15, July 15 and October 15 in each year, commencing July is, 1985, to holders of record on dates (not exceeding 30 days preceding the dividend payment dames) fixed by the Board of Directors. Dividends on the Preferred Stock shall accrue daily and shall be cumulative from May 30, 1985. The amount of any dividends "accrued" on any share of the Preferred Stock at any dividend date shall be deemed to be the amount of any unpaid dividends accumulated thereon to and including such dividend date, whether or not earned or declared, and the amount of dividends "accrued" on any share of Preferred Stock at any date other than a dividend date shall be calculated as the amount of any unpaid dividends accumulated to and including the last preceding dividend date, whether or not earned or declared, plus an amount calculated on the basis of the annual dividend rate for the period after such last preceding dividend date to and including the date as of which the calculation is made. So long as any of the shares of Preferred Stock are outstanding, no dividend shall be paid or declared, nor any distribution be made, on any other capital stock of the Corporation junior to the Preferred Stock, other than dividends payable in shares of capital stock of the Corporation other than Preferred Stock, nor shall any shares of capital stock of the Corporation, or any other security junior to the Preferred Stock, be acquired for consideration by the Corporation unless all required redemptions of the Preferred Stock relating to all past redemption dates shall have been made, all dividends on the Preferred Stock for all past dividend dates shall have been

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paid and the full dividends thereon for the most recent dividend date shall have been paid or declared and a sum sufficient for the payment thereof set apart. Subject to the foregoing provisions, dividends on the capital stock of the Corporation (payable in cash, stock or otherwise) as may be determined by the Board of Directors may be declared and paid from time to time out of the remaining funds legally available for the payment of dividends, and the Preferred Stock shall not be entitled to participate in any such dividends, whether payable in cash, stock or otherwise.

     3. Preference upon Liquidation, etc. In the event of the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any payment or distribution of the assets of the Corporation (whether from capital, surplus or earnings) shall be made to or set apart for the holders of shares of any capital stock other than Preferred Stock, the holders of shares of Preferred Stock shall be entitled to receive out of the assets of the Corporation a preferential payment equal to the sum of the aggregate liquidation value of such shares plus an amount equal to all dividends (whether or not declared) accrued to the date of final distribution with respect to such shares. The liquidation value of each share is $100. If upon the liquidation, dissolution or winding up of the Corporation, the assets of the Corporation shall be insufficient to pay in full the amounts of the aforesaid preferential payment, such assets shall be distributed ratably on such shares, first in respect of liquidation value and second in respect of dividends accrued, in accordance with the respective amounts which would have been payable on such shares if such preferential payment had been paid in full.

     4. Voting Rights. The holders of the Preferred Stock shall not be entitled to vote except as otherwise provided in this paragraph or under Section 242 of the Delaware General Corporation Law. The holders of Preferred Stock shall be entitled to vote as a class upon (A) any proposed amendment to the Corporation's Certificate of Incorporation which would authorize, or any merger or consolidation of the Corporation which would result in there being authorized, a class or series of preferred stock senior to, or pari passu with, or which would in any way modify the rights of, the Preferred Stock, or (B) any proposed merger or consolidation of the Corporation pursuant to which the holders of Common Stock and Class B Common Stock would be entitled to cash or to any bonds, notes, debentures or capital stock other than common stock of the surviving or resulting corporation or warrants or options therefor, or to any other assets, or (C) any proposed sale

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or exchange of all or substantially all of its property and assets, or (D) the proposed dissolution of the Company unless in the case of any transaction described in clause (B), (C) or (D) above, provision shall have been made for the redemption of all shares of Preferred Stock then outstanding and the Corporation shall have deposited as a trust fund with a bank or trust company doing business in the City of New York, State of New York, as Paying Agent, moneys sufficient in amount to pay at the office of such Paying Agent, on the business day immediately following the stockholders' vote on such transaction (hereinafter, in this Section 4, the "redemption date"), the redemption price (as defined in the third paragraph of Section 5) of all then outstanding Preferred Stock, together with accrued and unpaid dividends to the date of redemption (provided the notice of redemption shall state the name and address of such Paying Agent and the intention of the Corporation to deposit such moneys on or before the date of redemption with such Paying Agent), in which event all dividends on the Preferred Stock so called for redemption shall cease to accrue, and all rights of the holders thereof as stockholders of the Corporation (except the right to receive the redemption price and accrued and unpaid dividends to date of redemption) shall cease and terminate upon the redemption date, and all moneys so deposited with the Paying Agent which shall remain unclaimed by the holders of shares of Preferred Stock so called for redemption at the end of the full calendar years after the redemption date, shall be paid by said Paying Agent to the Corporation, and thereafter the holders of the Preferred Stock called for redemption shall look only to the Corporation for payment. In the event that six (6) consecutive dividend payments on the Preferred Stock are in arrears, the holders of the Preferred Stock, voting as a class, will be entitled to elect one (1) director of the Corporation at the next annual meeting of stockholders of the Company or at a special meeting of the stockholders, which the President of the Corporation will call at the request of the holders of Preferred Stock for such purpose. At such time as the Company pays all dividends in arrears in respect of the Preferred Stock, the director elected by the holders of the Preferred Stock shall submit his resignation and the Preferred Stock shall be divested of the right to elect a director until such time as such arrearage again occurs.

     On any matter to be voted on as a class by holders of Preferred Stock, such holders shall be entitled to one vote for each share held of record and, except as otherwise provided by law, such matter shall be decided by vote of the holders of record, present in person or by proxy, of a majority of the Corporation's issued and outstanding Preferred Stock.

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     5. Redemption. The Corporation may redeem shares of Preferred Stock (A) at any time commencing July 15, 1987, either in whole or in such portions as from time to time the Board of Directors may determine, or (B) at any time in whole as contemplated by Section 4, by giving at least five (5) business days' notice in writing to record holders of Preferred Stock at the addresses shown on the Corporation's records.

     The Corporation shall redeem 20,000 shares of Preferred Stock on or before July 15, 1993 and annually on or before July 15 of each year thereafter to and including July 15, 1999 and 60,000 shares of Preferred Stock on or before July 15, 2000, provided that if on any date set for the redemption of such shares a default or an event of default with respect to the Bank Credit Agreement, the Senior Note Agreements or the Purchase Agreements shall have occurred and shall be continuing and shall not have been waived or the redemption of such shares would result in the existence of a default or an event of default with respect to any such agreement the Corporation shall not redeem such shares on such date but shall redeem such shares on the date which is ten days after the date on which the default or event of default shall have been cured or waived or shall otherwise cease to exist and the redemption of such shares would not result in the existence of such a default or an event of default. Dividends at the rate otherwise provided herein shall continue to accrue during the period such redemption is postponed on the shares of Preferred Stock scheduled for redemption. The number of shares to be redeemed hereunder in any one year shall not be reduced by the number of shares redeemed by the Corporation in such year in accordance with the preceding paragraph. The Corporation shall redeem shares under this paragraph by giving at least five (5) business days' notice in writing to the record holders of the Preferred Stock at their respective addresses shown on the Corporation's records.

     The redemption price for each share of Preferred Stock shall be the liquidation value thereof, plus an amount equal to all dividends (whether or not declared) accrued to the date of redemption with respect to such share, which shall be paid on such date as the Board of Directors shall specify (subject to the provisions of Section 4), which date shall be not less than five (5) nor more than thirty (30) days after the determination by the Board of Directors to redeem Preferred Stock, or, in the case of a mandatory redemption pursuant to the immediately preceding paragraph of this Section 5, on the date required by such paragraph. If on any date on which any redemption is demanded to be made the aggregate of the funds of the Corporation legally

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available for the redemption of shares is insufficient to redeem the entire number of shares to be redeemed on such date, such aggregate funds shall be used to redeem the maximum possible number of shares. Thereafter, any additional such funds shall immediately be used by the Corporation to redeem the balance of the shares of Preferred Stock that the Corporation shall have become obligated to redeem but which it shall not have redeemed.

     Any shares of Preferred Stock redeemed or otherwise acquired by the Corporation in any manner whatsoever shall be cancelled and shall not under any circumstances be reissued, sold or transferred, and the Corporation shall from time to time take such appropriate action as may be necessary to reduce the authorized number of shares of Preferred Stock accordingly.

     In the event that the Corporation desires or is required to effect a partial redemption, the number of shares to be redeemed from each holder thereof shall be the number of whole shares, as nearly as practicable to the nearest share, determined by multiplying the total number of shares to be redeemed times a fraction, the numerator of which shall be the total number of shares then held by such holder and the denominator of which shall be the total number of shares then outstanding.

     6. Definitions. As used in this Part I, the following terms shall have the following respective meanings:

     "Bank Credit Agreement" shall have the meaning set forth in the Purchase Agreements.

     "Purchase Agreements" shall mean the separate Note and Stock Purchase Agreements, dated as of May 20, 1985, between the Corporation and each of the purchasers named in the schedule of purchasers attached thereto, respectively, as in effect on the date hereof.

     "Senior Note Agreements" shall have the meaning set forth in the Purchase Agreements.

                                    PART II

                                Common Stock and
                              Class B Common Stock

     1. Rights. Except as otherwise provided in this Part II of Article FOURTH, all shares of Common Stock and

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Class B Common Stock shall be identical and shall entitle the holders thereof to the same rights and privileges.

     2. Dividends. When and as dividends are declared on the Common Stock and Class B Common Stock, whether payable in cash, in property or in securities of the Corporation, the holders of the Common Stock and Class B Common Stock shall be entitled to share equally, share for share, in such dividends, except that if dividends are declared which are payable in shares of Common Stock and Class B Common Stock, dividends shall be declared which are payable at the same rate on each class of stock, but such dividends shall be payable only in shares of Common Stock to holders of Common Stock and in shares of Class B Common Stock to holders of Class B Common Stock.

     3. Liquidation. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after the payment in full of all amounts to which the holders of the Preferred Stock shall be entitled, the remaining assets of the Corporation to be distributed to the holders of the capital stock of the Corporation shall be distributed ratably among the holders of the shares of Common Stock and Class B Common Stock.

     4. Subdivision and Combination. If the Corporation shall in any manner subdivide (by stock split, stock dividend or otherwise) or combine (by reverse stock split or otherwise) the outstanding shares of Common Stock or Class B Common Stock, the outstanding shares of Class B Common Stock or Common Stock, as the case may be, shall be proportionately subdivided or combined.

     5. Conversion. At any time and from time to time, each record holder of Class B Common Stock shall be entitled to convert any or all of the shares of such holder's Class B Common Stock, into the same number of shares of Common Stock.

     Each conversion of shares of Class B Common Stock into shares of Common Stock will be effected by the surrender of the certificate or certificates representing the shares to be converted at the principal office of the Corporation at any time during normal business hours, together with a written notice by the holder of such Class B Common Stock stating that such holder desires to convert the shares, or a stated number of the shares, of Class B Common Stock represented by such certificate or certificates into Common Stock. Such conversion will be deemed to have been effected as of the close of business on the date on which such certificate or certificates have been surrendered and

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such notice has been received, and at such time the rights of the holder of the converted Class B Common Stock as such holder will cease and the person or persons in whose name or names the certificate or certificates for shares of Common Stock are to be issued upon such conversion will be deemed to have become the holder or holders of record of the shares of Common Stock represented thereby.

     Promptly after such surrender and the receipt of such written notice, the Corporation will issue and deliver in accordance with the surrendering holder's instructions (A) the certificate or certificates for the Common Stock issuable upon such conversion and (B) a certificate representing any Class B Common Stock which was represented by the certificate or certificates delivered to the Corporation in connection with such conversion but which was not converted.

     The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of issue upon conversion as herein provided, such number of shares of Common Stock as are then issuable upon the conversion of all outstanding shares of Class B Common Stock. The Corporation covenants that all shares of Common Stock so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all liens and charges. The Corporation shall use its best efforts to assure that all such shares of Common Stock may be so issued without violation of any law or any regulation, rule or other requirement of any governmental authority applicable to the Corporation or any requirement of any domestic securities exchange upon which shares of Common Stock may be listed.

     If any shares of Common Stock required to be reserved for purposes of conversion hereunder require, before such shares may be issued upon conversion, registration with or approval of any governmental authority under any Federal or state law (other than any registration under the Securities Act of 1933, as then in effect, or any similar federal statute then in force, or any state securities law, required by reason of any transfer involved in such conversion), or listing on any domestic securities exchange, the Corporation shall, at its expense and as promptly as possible, use its best efforts to cause such shares to be duly registered or approved or listed.

     The issue of certificates for shares of Common Stock upon conversion of shares of Class B Common Stock shall be made without charge to the holders of such shares for any issue tax in respect thereof or other cost incurred

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by the Corporation in connection with such conversion provided that the
Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of any certificate in a name other than that of the holder (or its nominee) of the Class B Common Stock converted.

     6. Voting Rights. The holders of the shares of Common Stock and Class B Common Stock shall be entitled to one vote per share, voting together as a single class, on all matters to be voted on by the stockholders of the Corporation; provided that the holders of the shares of Class B Common Stock shall have no right to vote in the election or removal of directors.

     FIFTH: Directors. A. Number. The number of the directors of the Corporation shall be fixed from time to time by the Board of Directors pursuant to a resolution adopted by a majority of the entire Board of Directors.

     B. Newly Created Directorships And Vacancies. Newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors.

     C. Meetings of the Board. The Board of Directors shall have the power to hold its meetings within or outside the State of Delaware, at such place as from time to time may be designated by the by-laws or by resolution of the Board.

     SIXTH. Adoption, Amendment and Repeal of By-Laws. The Board of Directors shall have power to adopt, amend and repeal the by-laws of the Corporation. Any by-laws adopted by the directors under the powers conferred hereby may be amended or repealed by the directors or by the stockholders.

     SEVENTH: Indemnification. The Corporation shall indemnify its officers and directors to the fullest extent permitted by law.

     EIGHTH: Limitation of Directors' Liability. No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that the foregoing clause shall not apply to any liability of a director (i) for any breach of the director's duty of

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loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. This Article shall not eliminate or limit the liability of a director for any act or omission occurring prior to the time this Article became effective.

     IN WITNESS WHEREOF, the undersigned have signed this Restated Certificate of Incorporation on June 30, 1987.

                                                     /s/ Vincent P. Langone
                                                     ---------------------------
                                                     Vincent P. Langone,
                                                     President
Attest:

/s/ Charles A. Brooks
-----------------------
Charles A. Brooks,
Secretary



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